Exhibit 10.3
EXECUTION COPY
FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
(2005)
     This First Amendment dated as of February 1, 2008 to be effective as of December 26, 2007 (this “First Amendment”) to the Note Purchase Agreement dated as of September 29, 2005 (the “Note Purchase Agreement”) is between Modine Manufacturing Company, a Wisconsin corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).
RECITALS:
     A. The Company and the Noteholders are parties the Note Purchase Agreement pursuant to which the Company issued the $75,000,000 4.91% Senior Notes Due September 29, 2015 (the “Notes”).
     B. The Company has requested that the Noteholders agree to certain amendments to the Note Purchase Agreement as set forth below and the Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, set forth in this First Amendment.
     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
     D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
SECTION 1. CONSENTS AND AMENDMENTS.
     Effective as of December 26, 2007 upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment as set forth in Section 3.1 hereof, the Company and the Noteholders agree that the Note Purchase Agreement is amended as follows:
     1.1 The definition of “Consolidated EBIT” is added to the Note Purchase Agreement or amended in its entirety to read as follows:

     “Consolidated EBIT” means, for the Company and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Earnings for such period plus (b) to the extent deducted in determining Consolidated Net Earnings for such period, (i) Consolidated Interest Expense, (ii) federal, state, local and foreign income tax expense and franchise tax expense paid or accrued during such period, determined on a consolidated basis in accordance with GAAP, (iii) non-cash stock option expense for such period, determined on a consolidated basis in accordance with GAAP, (iv) non-cash charges which are unusual, non-recurring or extraordinary, determined on a consolidated basis, (v) Restructuring Charges incurred prior to the end of the Company’s fiscal year ending March 31, 2010 not exceeding, in the aggregate through the end of such fiscal year, $25,000,000, and (vi) non-cash expense incurred directly as a result of mandatory changes to significant accounting policies which are mandated by the Financial Accounting Standards Board, determined on a consolidated basis in accordance with GAAP, minus (c) to the extent included in determining Consolidated Net Earnings for such period, non-cash gains which are unusual, non-recurring or extraordinary, determined on a consolidated basis, in each case for such period; provided, however, that the Consolidated Net Earnings, Consolidated Interest Expense, income tax expense, franchise tax expense, non-cash stock option expense, unusual, non-recurring or extraordinary non-cash charges or gains and non-cash expense incurred directly as a result of mandatory changes to significant accounting policies of any Person acquired by the Company or any Subsidiary during such period that accrue prior to the date such Person becomes a Subsidiary or is merged into or consolidated with or otherwise acquired by the Company or any Subsidiary, shall be included in calculating Consolidated EBIT, on a pro forma basis as if such acquisition had been consummated on the first day of such period.
     1.2 The definition of “Consolidated EBITDA” on Schedule B to the Note Purchase Agreement is amended in its entirety to read as follows:
     “Consolidated EBITDA” means, for the Company and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Earnings for such period, depreciation and amortization determined on a consolidated basis in accordance with GAAP, provided, however, that the Consolidated Net Earnings, Consolidated Interest Expense, income tax expense, franchise tax expense, non-cash stock option expense, unusual, non-recurring or extraordinary non-cash charges or gains, non-cash expense incurred directly as a result of mandatory changes to significant accounting policies, depreciation and amortization of any Person acquired by the Company or any Subsidiary during such period that accrue prior to the date such Person becomes a Subsidiary or is merged into or consolidated with or otherwise acquired by the Company or any Subsidiary, shall be included in calculating Consolidated EBITDA, on a pro forma basis as if such acquisition had been consummated on the first day of such period.
     1.3 The definition of “Consolidated Net Earnings” is added to Schedule B of the Note Purchase Agreement, to read as follows:
     “Consolidated Net Earnings” means, for the Company and its Subsidiaries for any period, the net earnings (or loss) of the Company and its Subsidiaries for such period

(taken as a cumulative whole), as determined in accordance with GAAP, excluding (to the extent deducted in determining Consolidated Net Earnings): (i) extraordinary gains and losses; and (ii) any equity interest of the Company on the unremitted earnings of any Person that is not a Subsidiary.
     1.4 The definition of “SWAP Contract” on Schedule B to the Note Purchase Agreement is amended by adding the following proviso at the end:
“provided, however, that any transactions that would otherwise be included under clauses (a) or (b) above shall not be so included if entered into in the ordinary course of business of the Company or a Subsidiary for the purposes of hedging a risk exposure of the Company or a Subsidiary and not for speculative purposes.”
     1.5 A definition of “Restructuring Charges” is added to Schedule B to the Note Purchase Agreement to read as follows:
     “Restructuring Charges” means certain cash charges related to the Company’s restructuring program announced on or about January 31, 2008 only insofar as such charges specifically relate to the following categories of expense: severance, retained restructuring consulting, equipment transfer, employee outplacement, environmental services, and employee insurance continuation.
     1.6 A definition of “2006 Note Purchase Agreement” is added to Schedule B to the Note Purchase Agreement to read as follows:
     “2006 Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 7, 2006, among the Company and the Purchasers listed in Schedule A attached thereto, as it may be amended, modified, supplemented, restated, refinanced or replaced from time to time.
     1.7 Section 7.1 of the Note Purchase Agreement is amended by re-lettering clause (f) thereof as clause (g), and adding new clause (f) thereto, such clause (f) to read as follows:
     “(f) Amendments to Other Agreements - promptly upon the execution and delivery thereof, notice of any waiver, consent, modification or amendment of or to the Credit Agreement or the 2006 Note Purchase Agreement, together with a copy of the documentation relating thereto; and”
     1.8 New Sections 8.7 and 8.8 are added to the Note Purchase Agreement, such Sections 8.7 and 8.8 to read as follows:
     “Section 8.7 Change in Control.
     (a) Conditions to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless at least twenty (20) Business Days prior to such action the Company shall have given to each holder of Notes written notice containing and constituting an offer to prepay such Notes as described in Section 8.7(b), accompanied by the certificate described in Section 8.7(f), and subject to the provisions of clause (c) of this Section 8.7, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

     (b) Offer to Prepay Notes. The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay by the Company, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) which shall be the effective date of the Change in Control.
     (c) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least seven (7) Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
     (d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon but without any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.7(e). The obligation of the Company to prepay the Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (c) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.
     (e) Deferral Pending Change in Control. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).
     (f) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of Section 8.7(a) have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
     (g) Certain Definitions. “Change in Control” shall be deemed to have occurred if any Person or group of Persons acting in concert directly or indirectly acquires more than 50% of the voting rights or shares of the Company. For the purposes hereof, “group of Persons acting in concert” means, Persons who, pursuant to a formal agreement, actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.

     Section 8.8. Supplemental Interest. In addition to the interest accruing on the Notes as provided in the Notes, the Company agrees to pay to each holder of a Note supplemental interest (the “Supplemental Interest”) for the period beginning on April 1, 2008 and ending on June 30, 2009 at the rate of 0.35% per annum on the outstanding principal balance of the Notes held by such holder. The Supplemental Interest with respect to each Note shall be computed on the same basis as interest on such Note is computed (i.e., on a basis of a 360-day year of twelve 30 day months) and shall be paid semi-annually in arrears on the same dates upon which interest is payable on such Note. The Supplemental Interest shall be considered to be part of the “interest” accruing and due any payable upon the Notes for the purposes of Section 11(b) and the other provisions of this Agreement.”
     1.9 Section 10.1(b) of the Note Purchase Agreement is amended in its entirety to read as follows.
     “(b) The Company will not, and will not permit any Subsidiary to, create or incur any Debt (other than unsecured debt ranking pari passu in right of payment, including from any guarantors or sureties, to the Notes) during any fiscal quarter if a Responsible Officer reasonably believes an Event of Default would exist as of the last day of such fiscal quarter under any of Section 10.1(a), Section 10.2 and Section 10.3(j).”
     1.10 Section 10.5(a) of the Note Purchase Agreement is amended in its entirety to read as follows:
     “(a) any Subsidiary may sell substantially all its assets if such sale is permitted under Section 10.4(c) of this Agreement; and any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-owned Subsidiary (and not the Company), the Wholly-owned Subsidiary shall be the surviving or continuing corporation or limited liability company;”
     1.11 Section 10.5(b) of the Note Purchase Agreement is amended to add the following to the end thereof:
“and (v) at the time of such consolidation or merger and immediately after giving effect thereto, the surviving corporation shall be in compliance with Sections 10.1 and 10.9 hereof (treating, for purposes of determining compliance with Sections 10.1 and 10.9, such transaction as having been consummated on the last day of the immediately preceding fiscal quarter);”
     1.12 Section 10.5(c) of the Note Purchase Agreement is amended to add the following to the end thereof:
“ and (v) at the time of sale or disposition and immediately after giving effect thereto, the acquiring corporation shall be in compliance with Sections 10.1 and 10.9 hereof (treating, for purposes of determining compliance with Sections 10.1 and 10.9, such transaction as having been consummated on the last day of the immediately preceding fiscal quarter).”

     1.13 The Interest Expense Coverage Ratio is added to the Note Purchase Agreement or amended its entirety to read as follows:
     “Section 10.9 Interest Expense Coverage Ratio. The Company will not permit, at the end of any fiscal quarter set forth below, the ratio of (a) Consolidated EBIT for the period of the four consecutive fiscal quarters ended with such fiscal quarter, to (b) Consolidated Interest Expense for the period of the four consecutive fiscal quarters ended with such fiscal quarter, to be less than the amount set forth in the table below for such fiscal quarter:

Minimum Interest
Fiscal Quarter	Expense Coverage Ratio
Any fiscal quarters ending on or before March 31, 2008	2.50 to 1.00
Fiscal quarter ending on June 30, 2008	2.00 to 1.00
Fiscal quarter ending on September 30, 2008 or December 31, 2008	1.75 to 1.00
Fiscal quarter ending on March 31, 2009 or June 30, 2009	2.25 to 1.00
Any fiscal quarter ending after June 30, 2009	2.50 to 1.00 ”
     1.14 Section 11(f) of the Note Purchase Agreement is amended in its entirety to read as follows:
     “(f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relative thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Debt; or”
     1.15 The Company is negotiating the terms of a purchase agreement pursuant to which the Company’s Wholly-owned Subsidiary Thermacore, Inc. will sell substantially all of its assets, including the stock of Thermal Corp. (the “Thermacore Sale”). The Noteholders hereby agree to execute and deliver a release of the Subsidiary Guaranty with respect to Thermal Corp. in the form attached to this First Amendment as Exhibit A upon consummation of the

Thermacore Sale in compliance with Section 10.4 of the Note Purchase Agreement provided that the Company is entitled to obtain such release under Section 2.2(c) of the Note Purchase Agreement.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     2.1 To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:
     (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A)(1) violate any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including without limitation the Credit Agreement or 2006 Note Purchase Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under, or require any consent or approval under, any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);
     (d) except as set forth on the Disclosure Schedule attached to this First Amendment, all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof;
     (e) after giving effect to the amendments to the Note Purchase Agreement contained in this First Amendment, no Default or Event of Default shall be in existence; and
     (f) neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration for the amendments described in Section 3.1(c) below except as set forth in such amendments.
SECTION 3. CONDITIONS TO EFFECTIVENESS.
     3.1 This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:
     (a) executed counterparts of this First Amendment, duly executed by the Company, each Subsidiary Guarantor and the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;
     (b) each holder shall have received payment of the amendment fee due such holder as provided in Section 4.1 hereof;
     (c) the Noteholders shall have received evidence satisfactory to them that an amendment to the Credit Agreement and the 2006 Note Agreement, each in form and substance satisfactory to the Noteholders, shall have been duly executed and delivered by the Company and the required other parties and shall be in full force and effect;
     (d) the representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on the date of the effectiveness of this First Amendment; and
     (e) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by its Secretary or an Assistant Secretary.
Upon receipt of all of the foregoing, this First Amendment shall become effective as of December 26, 2007.
SECTION 4. AMENDMENT FEE; PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.
     4.1 In consideration of the execution and delivery by the Noteholders of this First Amendment, the Company agrees to pay to each holder of a Note an amendment fee in an amount equal to .075% of the outstanding principal amount of the Notes held by such holder.
     4.2 The Company agrees to pay upon demand, the reasonable fees and expenses of Schiff Hardin LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 5. REAFFIRMATION.
     Each Subsidiary Guarantor, by its consent hereto, ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Subsidiary Guaranty. Each Subsidiary Guarantor, by its consent hereto, consents to the terms and conditions of this First Amendment and reaffirms its obligations and liabilities under or with respect to the Note Purchase Agreement as amended by this First Amendment. Each Subsidiary Guarantor, by its consent hereto, acknowledges that the Subsidiary Guaranty remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Subsidiary Guarantor, by its consent hereto, agrees and confirms that the Subsidiary Guaranty continues to guaranty the obligations arising under or in connection with the Note Purchase Agreement as amended by this First Amendment.
SECTION 6. MISCELLANEOUS.
     6.1 This First Amendment shall be construed in connection with and as part of each of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect. Notwithstanding anything contained in the Amendment Memorandum, dated January, 2008, relating to this First Amendment (the “Memorandum”), no provisions contained in the Memorandum that purport to create agreements by any holder shall be binding upon, or create any obligation by, any holder. The Company and the Subsidiary Guarantors acknowledge and agree that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments herein.
     6.2 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.
     6.3 The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     6.4 This First Amendment shall be governed by and construed in accordance with Illinois law.
     6.5 The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.
* * * * *

MODINE MANUFACTURING COMPANY

By:	/s/ David B. Rayburn

Name:	David B. Rayburn
Title:	President and Chief Executive Officer

THERMACORE, INC.

By:	/s/ Bradley C. Richardson

Name:	Bradley C. Richardson
Title:	Vice President and Assistant Treasurer

THERMAL CORP.

By:	/s/ Dean R. Zakos

Name:	Dean R. Zakos
Title:	Vice President and Secretary

MODINE, INC.

By:	/s/ William K. Langan

Name:	William K. Langan
Title:	President and Treasurer

MODINE JACKSON, INC.

By:	/s/ Bradley C. Richardson

Name:	Bradley C. Richardson
Title:	Vice President and Treasurer

5.4 - 1

ACCEPTED AND AGREED TO:

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ Phillip Hannifan

Name:	Phillip Hannifan
Title:	Investment Director

5.4 - 2

MODERN WOODMEN OF AMERICA

By:	/s/ Douglas A. Pannier

Name:	Douglas A. Pannier
Title:	Supervisor - Private Placements

5.4 - 3

THE PRUDENTIAL LIFE INSURANCE COMPANY LTD.

By:	Prudential Investment Management (Japan), Inc.,
as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ Anthony Coletta

Name:	Anthony Coletta
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ Anthony Coletta

Name:	Anthony Coletta
Title:	Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Anthony Coletta

Name:	Anthony Coletta
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Anthony Coletta

Name:	Anthony Coletta
Title:	Vice President

5.4 - 4

STANDARD INSURANCE COMPANY

By:

Name:

Title:

5.4 - 5

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Julie Pierce

Name:	Julie Pierce
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood

Name:	Jeffrey T. Attwood
Title:	Investment Officer

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Julie Pierce

Name:	Julie Pierce
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood

Name:	Jeffrey T. Attwood
Title:	Investment Officer

5.4 - 6

STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher P. Prestigiacomo

Name:	Christopher P. Prestigiacomo
Title:	Portfolio Manager

5.4 - 7

WOODMEN OF THE WORLD LIFE
    INSURANCE SOCIETY

By:	/s/ James J. Stolze

Name:	James J. Stolze
Title:	Assistant Vice President

5.4 - 8